Exhibit 99.1

Press Release

AMSC PROVIDES PRELIMINARY

THIRD QUARTER FINANCIAL RESULTS

Company Updates Financial Guidance for Full Fiscal Year 2008

DEVENS, MA – January 20, 2009 – American Superconductor Corporation (NASDAQ: AMSC), a leading energy technologies company, today released preliminary financial results for the third quarter of fiscal 2008, ended December 31, 2008.

AMSC expects third-quarter revenues in the range of $40 million to $41 million, in line with revenues for the second quarter of fiscal 2008 as well as the company’s previous guidance for roughly flat revenues sequentially. The company expects that its net loss for the third quarter will be in the range of $8.0 million to $9.0 million, or $0.18 to $0.21 per share. AMSC previously said it expected the company’s net loss for the third fiscal quarter to be slightly greater than its $4.1 million, or $0.10 per share, net loss for the second quarter of fiscal 2008. The company attributed the greater than expected net loss primarily to a charge to recognize future estimated cost overruns on one of its turnkey SVC projects, revenue deferred due to higher future estimated AMSC Windtec® engineering costs to complete certain wind turbine design contracts, a charge for excess inventory related to PowerModule™ PM1000 subassemblies at one of AMSC’s subcontractors, and unfavorable foreign exchange effects. Combined, these items affected net loss in the quarter by approximately $4.5 million, or $0.10 per share.

AMSC continues to expect that its revenues for full year fiscal 2008 will be in a range of $175 million to $185 million and will increase to more than $225 million in fiscal 2009. The company also continues to expect that it will generate a GAAP profit in the fourth quarter of fiscal 2008 and that it will be profitable for full year fiscal 2009. The company’s net loss for the fiscal year ended March 31, 2009 is expected to increase from a range of $13 million to $15 million, or $0.30 to $0.35 per share, to a range of $17 million to $18 million, or $0.40 to $0.42 per share.

AMSC will release its final third quarter fiscal 2008 financial results prior to the market opening on Tuesday, February 3, 2009.

About American Superconductor (NASDAQ: AMSC)

AMSC is a leading energy technologies company offering an array of solutions based on two proprietary technologies: programmable power electronic converters and high temperature superconductor (HTS) wires. The company’s products, services and system-level solutions enable cleaner, more efficient and more reliable generation, delivery and use of electric power. AMSC is a leader in alternative energy, offering licensed wind turbine designs and electrical systems. As the world’s principal supplier of HTS wire, the company is enabling a new generation of compact, high-power electrical products, including power cables, grid-level surge protectors, Secure Super Grids™ technology, motors, generators, and advanced transportation and defense systems. AMSC also provides utility and industrial customers worldwide with voltage regulation systems that dramatically enhance power grid capacity, reliability and security, as well as industrial productivity. The company’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsc.com.

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, D-VAR, dSVC, PowerModule, PQ-IVR, Secure Super Grids, Windtec and SuperGEAR are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries. All other brand names, product names or trademarks belong to their respective holders. The Windtec logo and design is a registered European Union Community Trademark.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the company will infringe intellectual property rights of others; and the competition encountered by the company. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

Contact Information:

Jason Fredette

Director of Investor & Media Relations

American Superconductor Corporation (NASDAQ: AMSC)

978-842-3177

jfredette@amsc.com